Exhibit 99.1

Castellum to Participate in the 2026 Maxim Group Growth Summit on October on October 14

VIENNA, Va., Oct. 12, 2026 (GLOBE NEWSWIRE) -- Castellum, Inc. (NYSE-American: CTM) (“Castellum” “CTM”, “we” or the “Company”), a cybersecurity, electronic warfare, and software services company focused on the federal government, today announced that its management team will be participating in the 2026 Maxim Group Growth Summit on Wednesday, October 14, 2026.

Castellum's management will be meeting with institutional investors in one-on-one sessions throughout the event.

For more information, please visit www.maximgrp.com/2026-growth-summit.

About Castellum, Inc.

Castellum, Inc. (NYSE-American: CTM) is a technology company focused on leveraging the power of information technology to help solve our Nation's most pressing national security challenges. CTM provides U.S. government and commercial clients with Cybersecurity, Software Development, Systems Engineering, Information / Electronic Warfare, Program Support, and Data Analytics services. It also offers subject matter expertise in artificial intelligence / machine learning, 5G technologies, model-based systems engineering, program management, information assurance, intelligence analysis, and CMMC compliance. In addition to constantly innovating and enhancing its organic capabilities, Castellum is executing strategic acquisitions of firms that share our passionate commitment to U.S. national security and have a history of bringing exceptional value to their clients. For more information visit: https://castellumus.com.

Contacts:

Castellum, Inc.
1934 Old Gallows Road, Suite 350
Vienna, VA 22182

Investor Relations:

The Equity Group
Lena Cati
(212) 836-9611
lena.cati@theequitygroup.com

Val Ferraro
(212) 836-9633
val.ferraro@theequitygroup.com